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                                                                    Exhibit 99.1

        SOHU.COM ACQUIRES CHINAREN.COM TO SOLIDIFY ITS LEADING POSITION
        ---------------------------------------------------------------
                            AS MAINLAND CHINA PORTAL
                            ------------------------

     Merged Company Combines Strengths in Online Services, Community, Management and Technology to Provide Industry Leading and Country-Specific Internet Services in China

BEIJING AND HONG KONG, CHINA, September 14, 2000 -- SOHU.com Inc. (NASDAQ:SOHU), one of the leading Internet portals in China, today announced the signing of a definitive agreement to acquire ChinaRen.com, a leading Chinese community web site. The acquisition is expected to be completed in Q4 of 2000. The merger will create the largest Internet portal in Mainland China measured by a combined registered user base of over 7.8 million and daily page views of 44 million.

Since both companies uniquely focus on the country-specific Internet needs of Mainland China, today's acquisition allows SOHU.com to further strengthen its leadership position and extend its reach as a pure Internet brand aimed exclusively at the Chinese market. Combining SOHU.com's daily page view rate with ChinaRen.com's popular community features provides the merged company with the largest Internet audience in China, offering highly targetable demographic segments, such as the affluent urban youth market.

The merger is consistent with SOHU.com's growth strategy aimed at becoming the leading Internet portal in Mainland China. "With SOHU.com strong on comprehensive content and search and ChinaRen.com strong on sticky community services, the two companies naturally complement each other. Our user bases have little overlap because SOHU.com has a mass audience while ChinaRen.com enjoys a loyal following among the urban youth," said Charles Zhang, SOHU.com CEO. "We are pleased to be able to join forces to further pioneer the creation of Internet services specifically focused on Mainland China's unique needs."

Today's acquisition will allow SOHU.com to continue to play a leading role in advocating and practicing the kind of innovative Internet concepts needed to support the phenomenal growth in China's Internet population. SOHU.com was founded by Charles Zhang, who returned to China in 1995 after obtaining his Ph.D. from the Massachusetts Institute of Technology (MIT.) Combining his leadership skills with the Stanford University-educated ChinaRen.com founders, Joseph Chen, Yunfan Zhou, and Nick Yang, will allow the new organization to take an even bigger pioneering role as the country continues to evolve. The three founders of ChinaRen.com will enhance SOHU.com's top-notch management team while the workforce of the two companies will be combined.

The proprietary Web technologies designed by each company will be a driving force behind the development of new online services and products that challenge the technical barriers that currently exist. "We plan to continue our industry leadership through combining our strong engineering teams to develop innovative Web technologies in-house that will specifically meet the online challenges in China, a goal which no other Internet portal is focused on," said Joseph Chen, ChinaRen.com CEO and co-founder. "The management of both companies returned to China to give something back to our homeland, and we are focused on the specific challenges and needs in Mainland China, not the impossible task of serving the entire Asian community worldwide. With a population of over one billion, Mainland China alone is a big enough market for us", Mr. Chen added.

"We believe that this is truly a landmark combination in the consolidation of leading Internet companies in a very promising industry. The combination will accelerate SOHU.com's leadership position in China Internet industry and leverage the strengths of two of the most popular and heavily-used services on the Internet to deliver a superior community experience to Chinese Internet users." said Shirley Lin, managing director of Goldman Sachs (Asia) L.L.C. " We made the investment in ChinaRen.com because we have confidence in the Internet market potential in China and the capabilities of the management team. Now we are excited to become a shareholder of the new SOHU.com." added Ms. Lin. Goldman Sachs is the lead institutional investor in ChinaRen.com.


About SOHU.com
SOHU.com is one of mainland China's most recognized and established Internet brands and indispensable to the daily life of millions of Chinese who use the portal for their e-mail, home page, chat, messaging, news, search,
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browsing and shopping. Apart from continuous product and services development,
SOHU.com also concentrates its efforts on making the Internet ubiquitously available, whether in the office, at home or on the road. As of this release, page views per day have reached 26 million and registered users total 4.8 million. SOHU.com, established by Dr. Charles Zhang, one of the pioneers of the Internet in China, is in its fourth year of operation.

About ChinaRen.com
The goal of ChinaRen.com is to build the No. 1 Youth Destination Web site for the Chinese-speaking population. Going above and beyond simple content browsing, ChinaRen.com provides a platform for users to engage, interact, entertain and exchange ideas. ChinaRen.com was founded in 1999 by three Stanford classmates, Joseph Chen, Yunfan Zhou and Nick Yang. Investors in ChinaRen.com include Goldman Sachs, KKR and Joho Capital.